UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 21, 2017

TALON REAL ESTATE HOLDING CORP.

(Exact name of registrant as specified in charter)

Utah	000-53917	26-1771717
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard Suite 1070 Minneapolis, Minnesota	55416
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code: (612) 604-4600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.  Changes in Registrant’s Certifying Accountant.

On November 21, 2017, Talon Real Estate Holding Corporation (the “Company”), received notice from Baker Tilly Virchow Krause, LLP (“BT”) they resigned as the Company’s independent registered public accounting firm effective November 20, 2017.

BT’s accountants’ reports for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, however, those reports were modified as to uncertainty about the Company’s ability to continue as a going concern.

During 3rd Quarter 2017 the Company, began a process to select a new independent registered public accounting firm as the Company’s auditor, an action which was ratified by the Board of Directors.

During the fiscal years ended December 31, 2015 and 2014 and subsequent interim periods ending March 31, 2016, June 30, 2016 and September 30, 2016 preceding BT’s resignation, there were no disagreements with BT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.  BT have not completed any audits of annual periods or performed any reviews of interim or annual periods as of any date or for any periods subsequent to September 30, 2016.

Prior to the date of this filing, BT advised management and members of the audit committee of the Company of a material weakness in the Company’s internal control over financial reporting related to the Company’s ability to execute a timely and accurate close of its 2016 financial statements and a material weakness related to the Company’s failure to follow policies and procedures related to timely communication, monitoring and approvals of material contracts and agreements, indebtedness, commitments and contingencies, and related party transactions for timely evaluation and disclose in the Company’s financial statements.

Due to the material weaknesses reported relating to the 2016 financial statements, management performed additional analysis and procedures to ensure that the Company’s consolidated financial statements and schedules that will be included in 2016 Annual Report were presented fairly in conformity with generally accepted accounting principles and fairly present in all material respects the Company’s financial position, results of operations and cash flows for the periods presented.

Item 9.01.  Exhibits.

(d)  Exhibits

16.1

Letter from Baker Tilly Virchow Krause, LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON REAL ESTATE HOLDING CORP.

Date: November 28, 2017	By:	/s/ Keith Gruebele
Keith J. Gruebele, Chief Financial Officer